EXHIBIT 10.(h)

UNIVERSAL FOREST PRODUCTS, INC.

EXECUTIVE STOCK GRANT PROGRAM

(Amended and Restated Effective June 1, 2011)

i

UNIVERSAL FOREST PRODUCTS, INC.
EXECUTIVE STOCK GRANT PROGRAM

Article 1

Establishment and Purpose

1.2	History of the Program

Universal Forest Products, Inc. (the “Company”) established the Universal Forest Products, Inc. Executive Stock Grant Program (the “Program”) under Article 10 of the Company’s Long Term Stock Incentive Plan, as amended and restated (the “Plan”).  The Program became effective on January 1, 2009 and is being amended and restated effective June 1, 2011.  Except as otherwise provided herein, the Program shall be administered in accordance with the Plan, and the Shares subject to Awards under this Program shall be granted under the Plan.

1.2	Status of Program Under ERISA

The Program is intended to be “unfunded” and maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” for purposes of ERISA.  Accordingly, the Program is not intended to be covered by Parts 2 through 4 of Subtitle B of Title I of ERISA.    No portion of the Program covering the members of the Board is intended to be subject to ERISA.

1.3	Compliance with Section 409A

To the extent the Program provides deferred compensation under Section 409A of the Code, the Program is intended to comply with Section 409A.  The Program is intended to be interpreted consistent with the requirements of Section 409A of the Code.

Article 2

Definitions

The following terms shall have the meanings described in this Article unless the context clearly indicates another meaning.  All other defined terms shall have the meanings set forth in the Plan.

2.1	Accounts

“Accounts” means the bookkeeping records of the Participants’ benefits under the terms of the Program.

2.2	Administrator

“Administrator” means the fiduciary responsible for the operation and administration of the Program as provided in Article 7.  The Company shall be the Administrator.

2.3	Annual Grant

“Annual Grant” means the number of Shares credited and allocated to a Participant’s Account for each  Year of participation in the Program.

2.4	Beneficiary

“Beneficiary” means the beneficiary designated in writing by the Participant to receive benefits from the Program in the event of his or her death.  The Beneficiary shall be designated on a form provided by the Plan Administrator, and the Participant may change the Beneficiary designation at any time by signing and filing a new form with the Program Administrator.

If the Participant designates a trust as Beneficiary, the Program Administrator shall determine the rights of the trustee without responsibility for determining the validity, existence, or provisions of the trust.  Further, the Plan Administrator shall not have responsibility for the application of sums paid to the trustee or for the discharge of the trust.

If a Participant designates the Participant’s spouse as Beneficiary and the Participant and spouse are subsequently divorced, the judgment of divorce shall be considered to revoke the prior Beneficiary designation of the spouse.

The rules of this Section 2.4 apply unless provided otherwise in the Participant’s Beneficiary designation form.  If the Participant designates one primary Beneficiary and the Beneficiary dies after the Participant, but before benefit payments are completed, any remaining benefits shall be payable to the secondary Beneficiary.  If the Participant fails to designate a secondary Beneficiary or if no secondary Beneficiary survives the primary Beneficiary, any remaining benefits shall be payable to the deceased primary Beneficiary’s heirs in the manner described below.  If the Participant designates more than one primary Beneficiary or more than one secondary Beneficiary and a Beneficiary dies before benefit payments are completed, the share payable to the deceased Beneficiary shall be paid to the deceased Beneficiary’s heirs in the manner described below as if the Beneficiary was the Participant.

If the Participant fails to designate a Beneficiary or if no designated Beneficiary survives the Participant, distribution shall be made in equal shares to the members of the first of the classes listed below having a living member on the date the distribution is payable.  The classes, in order of priority, are as follows:

(a)           The Participant’s spouse;

(b)           The Participant’s children or their then-living issue, by right of representation; and

(c)           The legal heirs of the Participant under the laws of the Participant’s state of residence on the date of the Participant’s death.

The facts as shown by the records of the Plan Administrator at the time of death shall be conclusive as to the identity of the proper payee, and the records of the Trustee shall be conclusive as to the amount properly payable.  The distribution made in accordance with such state of facts shall constitute a complete discharge of all obligations under the provisions of the Program.

2.5	Determination Period

“Determination Period” means with respect to a Participant who has a Separation from Service between January 1 and March 31, the second Year preceding the Year during which the Separation from Service occurred.  If the Participant has a Separation from Service between April 1 and December 31, the Determination Period is the preceding Plan Year.

2.6	Distributable Event

“Distributable Event” means the Participant is employed by the Company or a Subsidiary on the date:

(a)           The Participant has a Separation from Service;

(b)           The Participant dies;

(c)           The Participant incurs a Total Disability; or

(d)           A Change in Control occurs.

2.7	ERISA

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.8	Gross Misconduct

“Gross Misconduct” means one or more of the following:

(a)           Embezzlement or theft from the Company or any Subsidiary;

(b)           An unauthorized disclosure of the trade secrets or other proprietary information of the Company or a Subsidiary; or

(c)           A breach of the duty of loyalty described in Section 5.4.

The definition of “Gross Misconduct” is relevant only for purposes of the forfeiture provisions in Section 5.3 and does not change the status of a Participant as an “employee at will.”

2.9	Key Employee

“Key Employee” means any employee of the Company or a Subsidiary who at any time during the Determination Period was:

(a)           An officer of the Company or a Subsidiary whose annual compensation from the Company and any Subsidiary is more than $150,000 (as adjusted under Section 416(i)(1) of the Code for Years beginning after December 31, 2008);

(b)           A person having more than a 5% ownership interest in the Company or a Subsidiary; or

(c)           A person having more than a 1% ownership interest in the Company or a Subsidiary, and whose annual Compensation from the Company and all Subsidiaries is more than $150,000.

The determination of who is a Key Employee shall be made in accordance with Sections 409A and 416(i)(1) of the Code and the applicable regulations and guidance.

2.10	Separation from Service

“Separation from Service” means a “separation from service” under Section 409A of the Code.  Generally, this occurs if a Participant is reasonably anticipated to have a substantial permanent reduction in the bona fide level of services provided to the Company and all Subsidiaries (whether provided as an employee or an independent contractor).  The reduction shall be “substantial” only if the reduced bona fide level of services is less than 50% of the average bona fide level of services provided by Participant to the Company and all Subsidiaries during the immediately preceding 36 months (or the Participant’s entire period of service, if less than 36 months).  A member of the Board shall be treated as having a Separation from Service as of the date that he or she is no longer a member of the Board.

2.11	Shares

“Shares” means shares of the common stock of the Company.

2.12	Total Disability

“Total Disability” means the Participant meets one of the following requirements:

(a)           The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable mental or physical impairment which can be expected to result in death or can be expected to last for a continuous period of at least 12 months; or

(b)           The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a Company-sponsored disability plan.

The existence of a Total Disability shall be established by the certification of a physician or physicians selected by the Administrator, unless the Administrator determines that an examination is unnecessary.  Alternatively, a Participant shall be considered to have a Total Disability if the Participant is determined to be disabled by the Social Security Administration.

2.13	Trust Agreement

“Trust Agreement” means the trust agreement used to establish the Trust Fund.

2.14	Trust Fund

“Trust Fund” means the assets held under the Trust Agreement.

2.15	Trustee

“Trustee” means the financial institution designated as trustee by the Company pursuant to Article 6.

2.16	Year

“Year” means the 12-consecutive-month period beginning on January 1 and ending on December 31.

Article 3

Participation

3.1	Eligibility for Participation

The Committee shall determine the employees and non-employee members of the Board (a "Non-Employee Director") who are eligible to participate in the Program (a “Participant”).  An employee or Non-Employee Director shall begin to participate in the Program on the date designated by the Committee.  It is intended that participation be limited to (a) Non-Employee Directors, and (b) employees who will qualify as members of a “select group of management or other highly compensated employees” under Title I of ERISA and members of the Board.

3.2	Termination of Active Participation

The Committee may remove an employee or Non-Employee Director from further active participation in the Program.  If this occurs, the Employee or Non-Employee Director shall not have any additional amounts credited to his or her Account under Section 4.2; however, amounts shall continue to be credited to a Participant’s Account under Section 4.3 until the amounts credited to the Participant’s Account are distributed or forfeited.

Article 4

Amounts Credited to Accounts

4.1	Participants’ Accounts

The Administrator shall maintain an Account for each Participant to record the Participant’s benefits under the terms of the Program.  Amounts shall be credited to a Participant’s Account as provided in this Article.  The Shares granted under the Program shall be allocated to each Participant’s Account in accordance with the respective number of Shares granted to that Participant.  Any and all dividends paid on Shares allocated to a Participant’s Account shall be used to purchase additional Shares (or fractional Shares) for that Participant’s Account (which shall be referred to collectively as “Participant Shares”).  Each Participant shall be entitled to exercise all voting rights attributable to the Participant Shares allocated to his or her Account.

4.2	Amounts Credited for Annual Grants

A Participant shall be granted the number of Shares listed below, as approved by the Committee each Year.  The number of Shares granted to a Participant for a Year shall be credited to the Participant’s Account once per Year on a date specified by the Committee (the “Grant Date”), but in no event later than February 28 of the Year.  For Years beginning on or after January 1, 2012:

(a)           Each Non-Employee Director shall be granted 1,000 Shares.

(b)           Each Participant who is not granted Shares under 4.2(a) above shall be granted Shares equal to $0.85 for every $1.00 of Base Salary and/or Bonus (each as defined in the Deferred Compensation Plan) which the Participant defers under Section 4.2(a) or (b) of the Universal Forest Products, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the prior year and which is deemed to be invested in Shares under Section 4.3 or 4.4 of the Deferred Compensation Plan.  For purposes of determining the number of Shares to be credited under this Section 4.2, the price of the Shares will be determined as of the date the Base Salary or Bonus would otherwise have been paid to the Participant.  In no event shall the aggregate Elective Deferrals (as defined in the Deferred Compensation Plan) to be considered in the calculation of Annual Grant Shares under this Section 4.2(b) exceed the following limits:

Job Category/Title	Maximum Elective Deferrals for Annual Grant Calculations
CEO	$100,000
President	$100,000
Executive Officers	$50,000
Officers	$35,000
General Manager of Operations	$25,000
Directors	$15,000
Sales Managers	$15,000
Executive Account Managers	$15,000
Current and Former Members of the Presidents’ Club	$15,000

4.3	Elections Relating to In-Service Distributions

A Participant may make an election to defer the receipt of all or a portion of the Distribution Shares (as defined in Section 4.4(b) below) provided that:

(a)           The Participant is a Non-Employee Director;

(b)           The election is made on or before the 30th day after the Grant Date, and the election specifies the percentage of Distribution Shares to be deferred; and

(c)           The payment date selected, in writing, by the Participant (the “Payment Date”) is after the fifth (5th) anniversary of the Grant Date.

If a Participant who has elected to defer receipt of payment of the Distribution Shares credited to his or her Account receives a hardship distribution prior to his or her Payment Date, the number of Shares to be distributed to the Participant on the Payment Date shall be reduced (but not below zero) by the number of Shares distributed to the Participant as a hardship distribution.

4.4	Vesting, Forfeiture, and Designation of Vested Shares

(a)           Vesting and Forfeiture.  Each Participant shall become vested in the Participant Shares credited to that Participant’s Account as provided in this Section 4.4.

(1)           General Rule.  Each grant of Participant Shares shall vest, in full, separately on the fifth anniversary of the Grant Date, provided that the Participant remains (i) employed by the Company or a Subsidiary on such fifth anniversary, or (ii) a Non-Employee Director.  Therefore, a separate subaccount shall be maintained for each grant of Shares to a Participant.

(2)           Age 60, Death, Disability or Change in Control.  A Participant shall become fully vested in all Participant Shares in the event that the Participant attains age 60, dies, incurs a Total Disability or a Change in Control occurs, while the Participant is employed by the Company or a Subsidiary or is a Non-Employee Director.

(3)           Forfeiture.  If a Participant has a Separation from Service before becoming 100% vested in any of the Shares, the nonvested Shares shall be forfeited immediately.  The Participant’s forfeiture shall not be reallocated to the Accounts of other Participants, but shall reduce the Company’s liability under the Plan.

(b)           Designation of Distribution Shares.  Immediately upon the vesting of the Participant Shares under Section 4.4(a) above (the “Vesting Date”), fifty percent (50%) of any Shares which were credited to a Participant’s Account prior to January 1, 2012, shall be designated as “Distribution Shares” and shall be distributed in accordance with Section 5.1(a) or (b) below, as applicable.  Furthermore, fifty percent (50%) of any Shares credited on or after January 1, 2012 to the Account of a Participant who is a Non-Employee Director on the Grant Date, shall be designated as “Distribution Shares” and shall be distributed in accordance with Section 5.1(a) or (b) below, as applicable.

Article 5

Distribution of Benefits

5.1	Distributable Events for All Accounts

(a)           For a Participant who has not reached age 60, the Distribution Shares shall be distributed to the Participant (or the Participant’s Beneficiary, if applicable) on the Vesting Date, unless Participant has made an election under Section 4.3 above (including elections made by a Participant that is not a Non-Employee Director prior to 2012), in which case payment shall be made in accordance with Section 5.5 on the earlier of (1) the Payment Date, or (2) the date a Distributable Event occurs.

(b)           For a Participant who has reached age 60, the Distribution Shares shall be distributed to the Participant (or the Participant’s Beneficiary, if applicable), along with any Shares purchased with dividends attributable to such Distribution Shares, on the earlier of the fifth anniversary of the Grant Date or the date the Participant has a Distributable Event, unless Participant has made an election under Section 4.3 above (including elections made by a Participant that is not a Non-Employee Director prior to 2012), in which case payment shall be made in accordance with Section 5.5 on the earlier of (1) the Payment Date, or (2) the date a Distributable Event occurs.

(c)           The remaining Participant Shares vested under Section 4.4(a) above shall be distributed to the Participant (or the Participant’s Beneficiary, if applicable) on the date a Distributable Event occurs.

5.2	Hardship Withdrawals

A Participant who has an unforeseeable financial emergency may receive payment while employed by the Company or a Subsidiary of all or part of the vested amount credited to the Participant’s Account.  A Participant may only withdraw the amount reasonably needed to satisfy the financial emergency need, including taxes reasonably anticipated to result from the distribution.

For purposes of this Section 5.2, an unforeseeable financial emergency is a severe financial hardship of the Participant resulting from:  a sudden and unexpected illness or accident of the Participant or a dependent of the Participant; loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  But the Participant will not be considered to have an unforeseeable emergency if the hardship is or may be relieved:

(a)           Through reimbursement or compensation by insurance or otherwise; or

(b)           By liquidation of the Participant’s assets, to the extent the liquidation of such assets would itself not cause severe financial hardship.

The need to send a Participant’s child to college or the desire to purchase a home are not unforeseeable emergencies for purposes of this Section 5.2.

The Administrator may periodically establish administrative rules regarding withdrawals under this Section 5.2.  Any hardship withdrawals made by a Participant shall reduce the amount distributed to the Participant under Section 5.1.

5.3	Forfeiture of Vested Benefits

The Participant shall forfeit all vested and unvested amounts credited to his or her Account if:

(a)           The Participant has a voluntary or involuntary Separation from Service after the Participant commits Gross Misconduct.

(b)           The Participant fails to comply with the duty of loyalty described in Section 5.4.

The amount of any forfeitures under this Section 5.3 shall reduce the Company’s liability under the Plan and shall not be reallocated to the Accounts of other Participants.

5.4	Duty of Loyalty

Each Participant has a duty of loyalty to the Company and its Subsidiaries.  While the Participant is employed by the Company or a Subsidiary, this duty includes the following:

(a)           The Participant shall use the Participant’s best efforts in performing any job duties assigned to the Participant.

(b)           The Participant shall not have an ownership interest in any other entity if that ownership interest detracts from the Participant’s job duties for the Company or a Subsidiary, or is inconsistent with the best interests of the Company or a Subsidiary.

(c)           The Participant shall not provide services to any other entity if those services detract from the Participant’s job duties for the Company or is in any way inconsistent with the best interests of the Company or a Subsidiary.

(d)           The Participant shall not take advantage of any business opportunities for the Participant’s individual benefit if the business opportunity should have been provided to the Company or a Subsidiary.

If the Company notifies a Participant that the Participant is in violation of the duty of loyalty described in this Section 5.4, the Participant shall have ten days to cure any violation as required by the Company or forfeit all rights to subsequent benefits from the Plan.  If the Participant cures a violation of the duty of loyalty, but then violates the duty of loyalty a second time, the Participant shall immediately forfeit all rights to subsequent benefits from the Plan without being given the right to cure the violation.

The determination of whether a Participant has violated the duty of loyalty described in this Section 5.4 shall be made by the Administrator in its sole discretion.

5.5	Time of Payment

The time of a Participant’s benefit payment or payments shall be determined in accordance with the following:

(a)           Subject to (b), (c) and (d) below, distributions payable in accordance with a Participant’s election under Section 4.3 shall be made on the applicable Payment Date.

(b)           If a Distributable Event occurs as a result of the Participant’s Total Disability or Separation from Service, the Participant’s benefit which is payable at that time shall be paid not later than 90 days after the Distributable Event.

(c)           If the Participant has a Distributable Event because of a Change in Control, the Participant’s benefit shall be paid on the date of the Change in Control.

(d)           If a Participant has a Distributable Event because of the Participant’s death, the Participant’s benefit shall be paid to the Participant’s Beneficiary no later than 90 days after the Participant’s death.  But if the Participant’s Beneficiary cannot be identified or there is a dispute regarding who is the Beneficiary, payment may be delayed in the discretion of the Administrator.

Notwithstanding the preceding provisions of this Section 5.5, payment to a Key Employee as a result of a Separation from Service will be delayed until the six-month anniversary of the date the Key Employee has a Separation from Service or the date of the Key Employee’s death, if earlier.

5.6	Form of Benefit Payments

All distributions under the Program shall be made in one lump sum and in Shares of Common Stock, except for any fractional Shares, which shall be paid in cash.

5.7	Spendthrift Provision

No benefit or interest under the Plan is subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or the Participant’s Beneficiary.

Article 6

Funding

6.1	Establishment of Trust Fund

The Company shall enter into a Trust Agreement to establish a Trust Fund and shall contribute Shares to the Trust Fund as such Shares are granted to Participants.  Any Shares forfeited by Participants may be retained in the Trust and used to reduce future contributions to be made by the Company.

6.2	Status as Grantor Trust

The Trust Fund shall be a grantor trust.  The Trust Agreement shall provide that the assets of the Trust Fund are subject to the claims of the Company’s general creditors if the Company becomes insolvent.  If any assets of the Trust Fund are seized by general creditors of the Company, a Participant’s right to receive benefits under the Plan shall not be changed.

6.3	Status of Participants as Unsecured Creditors

The obligation of the Company to pay benefits under the Plan shall be unsecured.  Each Participant is an unsecured creditor of the Company.  The Plan constitutes a mere promise by the Company to make benefit payments in the future.

The establishment of an Account for a Participant and the Company’s payment of contributions to the Trust Fund are not intended to create any security for payment of benefits under the Plan or change the status of the Plan as an unfunded plan.

Article 7

Administration

7.1	Administrator

The Company shall have the sole responsibility for the administration of the Plan and is designated as named fiduciary and Administrator.  The Administrator shall have the power and duties which are described in this Article.  The Committee shall carry out the functions of the Administrator with respect to the day-to-day operation of the Program.  If a member of the Committee is a Participant, the member shall abstain from voting on any matter relating to the member’s benefits under the Program.

7.2	Powers of Administrator

The Administrator shall have all discretionary powers necessary to administer and satisfy its obligations under the Program, including, but not limited to, the following:

(a)           Maintain records pertaining to the Program.

(b)           Interpret the terms and provisions of the Program.

(c)           Establish procedures by which Participants may apply for benefits under the Program and appeal a denial of benefits.

(d)           Determine the rights under the Program of any Participant applying for or receiving benefits.

(e)           Administer the appeal procedure provided in this Article.

(f)           Perform all acts necessary to meet the reporting and disclosure obligations imposed by applicable law.

(g)           Delegate specific responsibilities for the operation and administration of the Program to such employees of the Company or agents as it deems advisable and necessary.

(h)           Issue reports to Participants no less than once per year.

7.3	Standard of Care

The Administrator shall administer the Program solely in the interest of Participants and for the exclusive purposes of providing benefits to the Participants and their Beneficiaries.  The Administrator shall administer the Program with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person, acting in a like capacity and familiar with such matters, would use in the conduct of an enterprise of a like character and with like aims.

The Administrator shall not be liable for any act or omission relating to its duties under the Program unless the act or omission violates the standard of care described in this Section 7.3.

7.4	Appeal Procedure

Any Participant whose application for benefits under the Program has been denied, in whole or in part, shall be given written notice of the denial of benefits by the Administrator.  The notice shall be in easily understood language and shall indicate the reasons for denial and the specific provisions of the Program on which the denial is based.  The notice shall explain that the Participant may request a review of the denial and the procedure for requesting review.  The notice shall describe any additional information necessary to approve the Participant’s claim and explain why such information is necessary.

A Participant may make a written request to the Committee for a review of any denial of benefits under the Program.  The request for review must be in writing and must be made within 60 days after the mailing date of the notice of denial.  The request shall refer to the provisions of the Program or Plan on which it is based and shall set forth the facts relied upon as justifying a reversal or modification of the determination being appealed.

A Participant who requests a review of a denial of benefits in accordance with this appeal procedure may examine pertinent documents and submit pertinent issues and comments in writing.  A Participant may have a duly authorized representative act on his or her behalf in exercising his or her right to request a review and any other rights granted by this appeal procedure.  The Committee shall provide a review of the decision denying the claim for benefit within 60 days after receiving the written request for review.

A Participant shall not be permitted to commence any legal action against the Company regarding his or her benefits under the Plan before exhausting the appeal procedure contained in this Section 7.4.

7.5	Indemnification of Committee

The Company shall indemnify and hold harmless the members of the Committee and their duly appointed agents against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to the Plan, except in the case of gross negligence or willful misconduct by any such member or agent of the Committee.

Article 8

Miscellaneous

8.1	Employment Rights

The existence of the Plan and the Program shall not grant a Participant any legal right to continue as an employee of the Company or any Subsidiary nor affect the right of the Company or a Subsidiary to discharge a Participant from employment.

8.2	Amendment

The Company shall have the right to amend the Program at any time; however, no amendment or termination shall reduce the amount credited to a Participant’s Accounts.

8.3	Termination

The Company shall have the right to terminate the Program at any time.  If the Program is terminated, no additional amounts shall be credited to a Participant’s Account under Section 4.2, but the Participant’s Account shall continue to be adjusted for dividends under Section 4.3 until the Participant’s benefits are distributed to the Participant as his or her Beneficiary.  The Participant shall be entitled to receive the amounts credited to his or her Account upon satisfying the requirements for payment of benefits under the Program, unless the Company elects to make payment at an earlier time in accordance with the requirements of Section 409A of the Code.

Signature

The Company has restated the Universal Forest Products, Inc. Executive Stock Grant Program this ______ day of _______________, 2012.

UNIVERSAL FOREST PRODUCTS, INC.

By
Its